UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	February 4, 2008

CORVEL CORPORATION

(Exact Name of Registrant as Specified in Charter)

DELAWARE	000-19291	33-0282651

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2010 Main Street, Suite 600, Irvine, California	92614

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code	(949) 851-1473

N/A

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On February 4, 2008, the Board of Directors (the “Board”) of CorVel Corporation (the “Company”) appointed Jean Macino as a director of the Company.
     Pursuant to the Company’s director compensation policy, Ms. Macino will receive $3,000 for each Board meeting attended in person in fiscal 2008, as well as reimbursement for all associated travel expenses, and $1,000 for each telephonic Board meeting in fiscal 2008. Pursuant to the automatic option grant program under the CorVel Corporation Restated Omnibus Incentive Plan (Formerly The Restated 1988 Executive Stock Option Plan) (the “Plan”), upon appointment, Ms. Macino became entitled to receive an automatic option grant for 11,250 shares of common stock (as adjusted for the December 2006 three-for-two stock split in the form of a 50% stock dividend (the “Stock Split”)). Ms. Macino, however, waived her right to receive the 3,750 shares of common stock under such option that resulted from the Stock Split, such that the option automatically granted to her on February 4, 2008 shall entitle her to purchase an aggregate of 7,500 shares of common stock (which outstanding option may be adjusted for any future stock splits, stock dividends and the like). On the date of each annual stockholders meeting occurring at least six months after her initial appointment, Ms. Macino will become entitled to receive an automatic option grant as described in the Plan. The exercise price of the options described above is set at the closing price of the Company’s common stock as reported by the Nasdaq Global Select Market on the date of grant. Pursuant to the Plan, each automatic grant has a maximum term of ten years measured from the grant date, and becomes exercisable in a series of four equal and successive annual installments over the optionee’s period of Board service, with the first such installment to become exercisable twelve months after the grant date, subject to acceleration in certain circumstances.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORVEL CORPORATION

(Registrant)

Dated: February 6, 2008	/s/ DANIEL J. STARCK

Daniel J. Starck, Chief Executive Officer, President and Chief Operating Officer